Exhibit 99.1

SPESCOM SOFTWARE COMPLETES $500,000 PRIVATE PLACEMENT

SAN DIEGO, CA, March 16, 2006 — Spescom Software Inc. (OTCBB: SPCO), a leading developer of enterprise content and configuration management solutions, announced today that it has raised $500,000 in new financing through a private placement completed on March 10, 2006 with M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd. and Mercator Momentum Fund III, L.P. The announcement was made by Spescom Chief Executive Officer Keith Stentiford.

Under the terms of the financing, the Company issued 2,450 shares of Series I Convertible Preferred Stock and warrants, expiring March 10, 2009, to purchase 925,926 shares of common stock at $0.27 per share. The number of shares of the Company’s common stock into which the shares of the Series I Convertible Preferred Stock may be converted varies based on a volume-weighted measure of the market price of the common stock. The range is from 11,666,667 common shares, if the market price measure were to be at least $0.25 at the time of all conversions, up to 33,793,104 common shares, if the market price measure were to be no greater than $0.08 at the time of all conversions.

The Company received aggregate consideration of $500,000 and 1,950 shares of the Company’s Series H Convertible Preferred Stock, which have been cancelled, for the Series I Convertible Preferred Stock and warrants issued in the financing.

Additionally, under the terms of the Series I Convertible Preferred Stock, if the Company has not entered into a binding agreement to consummate a consolidation, merger, or other corporate transaction meeting certain requirements on or before April 30, 2006, the holders of Series I Convertible Preferred Stock may, by a two-thirds vote not later than December 31, 2006, elect to have all of the outstanding Series I Convertible Preferred Stock redeemed by the Company. If such election is made and the Company does not have sufficient funds to carry out the redemption, the holders of Series I Convertible Preferred Stock as a class will be entitled to elect a majority of the authorized directors of the Company.

About Spescom Software Inc.

Spescom Software is a developer and marketer of leading-edge information management software solutions for the energy, nuclear, oil & gas and other sectors that provide the unique ability to manage disparate types of content and other data on a single platform. The Company’s open-standards-based eB platform provides extensive enterprise content management (ECM) functionality, together with best-of-breed configuration management capabilities. Key customers include Solvay Chemicals, Teppco, Constellation Energy, Continental Express, AmerenUE, Cities of Las Vegas and Dayton, Lloyds Register,

Entergy, Northeast Utilities, Network Rail, and many others. The Company is headquartered in San Diego, California, with an international sales and support center in London, UK. www.spescomsoftware.com

Cautionary Language

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

Company Contacts:

Keith Stentiford, CEO

John Low, CFO

Spescom Software Inc.

(858) 625-3000

Ron Both/Geoffrey Plank

Liolios Group, Inc.

(949)574-3860